EXHIBIT 99


(1) The reported securities are included within units (the "Units") purchased pursuant to a Securities Purchase Agreement with the Issuer dated March 8, 2007. The purchase price per Unit was $2.02, and each Unit consists of one share of common stock of the Issuer, par value $.01 per share (the "Common Stock") and 45/100 of a warrant to purchase one share of Common Stock (a "Warrant").

(2) These securities are held for the account of MHR Capital Partners Master Account LP, an Anguilla, British West Indies limited partnership ("Master Account"). MHR Advisors LLC, a Delaware limited liability company ("Advisors"), is the general partner of Master Account. Mark H. Rachesky, M.D. ("Dr. Rachesky") is the managing member of Advisors. In such capacity, Dr. Rachesky may be deemed to be the beneficial owner of the securities held for the account of Master Account. MHR Fund Management LLC, a Delaware limited liability company ("Fund Management"), has an investment management agreement with Master Account pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the securities held for the account of Master Account and, accordingly, Fund Management may be deemed to beneficially own the securities held for the account of Master Account. The Reporting Person previously reported indirect beneficial ownership of securities of the Issuer on Form 4 held for the account of MHR Capital Partners (500) LP (f/k/a MHR Capital Partners LP) ("Capital Partners (500)"). Capital Partners (500) transferred 837,251 shares of Common Stock previously owned by Capital Partners (500) to Master Account.

(3) These securities are held for the account of MHR Capital Partners (100) LP, a Delaware limited partnership ("Capital Partners (100)"). Advisors is the general partner of Capital Partners (100). Dr. Rachesky is the managing member of Advisors. In such capacity, Dr. Rachesky may be deemed to be the beneficial owner of the securities held for the account of Capital Partners (100). Fund Management has an investment management agreement with Capital Partners (100) pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the securities held for the account of Capital Partners (100) and, accordingly, Fund Management may be deemed to beneficially own the securities held for the account of Capital Partners (100). The Reporting Person previously reported indirect beneficial ownership of securities of the Issuer on Form 4 held for the account of Capital Partners (500). Capital Partners (500) transferred 111,827 shares of Common Stock previously owned by Capital Partners (500) to Capital Partners (100).

(4) These securities are held for the account of MRL Partners LP, a Delaware limited partnership ("MRL"). Advisors is the general partner of MRL. Dr. Rachesky is the managing member of Advisors. In such capacity, Dr. Rachesky may be deemed to be the beneficial owner of the securities held for the account of MRL. Fund Management has an investment management agreement with MRL pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the securities held for the account of MRL and, accordingly, Fund Management may be deemed to beneficially own the securities held for the account of MRL.

(5) These securities are held for the account of OTT LLC, a Delaware limited liability company ("OTT"). Dr. Rachesky is the managing member of OTT. In such capacity, Dr. Rachesky may be deemed to be the beneficial owner of the securities held for the account of OTT.